UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2016

The Blackstone Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33551 (Commission File Number)	20-8875684 (I.R.S. Employer Identification No.)

345 Park Avenue New York, New York (Address of principal executive offices)		10154 (Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2016, The Blackstone Group L.P. (the “Partnership”), Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P., each indirect subsidiaries of the Partnership (collectively with the Partnership, the “Guarantors”), and Blackstone Holdings Finance Co. L.L.C., an indirect subsidiary of the Partnership (the “Issuer”), entered into a supplemental indenture (the “Ninth Supplemental Indenture”) to the indenture previously entered into on August 20, 2009 (the “Base Indenture” and, together with the Ninth Supplemental Indenture, the “Indenture”) with The Bank of New York Mellon, as trustee (the “Trustee”) and The Bank of New York Mellon, London Branch, as paying agent, relating to the issuance by the Issuer of €600,000,000 aggregate principal amount of its 1.000% Senior Notes due 2026 (the “Notes”).

The Notes bear interest at a rate of 1.000% per annum, accruing from October 5, 2016. Interest is payable annually in arrears on October 5 of each year, commencing on October 5, 2017. The Notes will mature on October 5, 2026 unless earlier redeemed or repurchased. The Notes are unsecured and unsubordinated obligations of the Issuer. The Notes will be fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Guarantors. The Guarantees are unsecured and unsubordinated obligations of the Guarantors.

The Indenture includes covenants, including limitations on the Issuer’s and the Guarantors’ ability to, subject to exceptions, incur indebtedness secured by liens on voting stock or profit participating equity interests of their subsidiaries or merge, consolidate or sell, transfer or lease assets. The Indenture also provides for events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default after expiration of any applicable grace period. In the case of specified events of bankruptcy, insolvency, receivership or reorganization, the principal amount of the Notes and any accrued and unpaid interest on the Notes automatically become due and payable. All or a portion of the Notes may be redeemed at the Issuer’s option in whole or in part, at any time and from time to time, prior to their stated maturity, at the make-whole redemption price set forth in the Notes. If a change of control repurchase event occurs, the Notes are subject to repurchase by the Issuer at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Except as required by law, the Issuer will make payments on the Notes free of withholding or deduction for taxes. If withholding or deduction is required, the Issuer will, subject to certain customary exceptions, be required to pay additional amounts so that the net amounts holders of the Notes receive will equal the amount holders of the Notes would have received if withholding or deduction had not been imposed. If, as a result of a change in law, the Issuer is required to pay such additional amounts, the Issuer may redeem the Notes in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

The preceding is a summary of the terms of the Base Indenture, the Ninth Supplemental Indenture and the form of the Notes, and is qualified in its entirety by reference to the Base Indenture attached hereto as Exhibit 4.1, the Ninth Supplemental Indenture attached as Exhibit 4.2 to this report and the form of the Notes attached as Exhibit 4.3 to this report, each of which is incorporated herein by reference as though they were fully set forth herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On October 5, 2016, The Blackstone Group L.P. issued a press release announcing the completion of the Issuer’s previously announced offering of €600,000,000 aggregate principal amount of 1.000% Senior Notes due 2026.

The notes were offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of August 20, 2009 among Blackstone Holdings Finance Co. L.L.C., The Blackstone Group L.P., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and The Bank of New York Mellon, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33551) filed with the SEC on August 20, 2009).

4.2	Ninth Supplemental Indenture dated as of October 5, 2016 among Blackstone Holdings Finance Co. L.L.C., The Blackstone Group L.P., Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P., The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, London Branch, as paying agent.

4.3	Form of 1.000% Senior Note due 2026 (included in Exhibit 4.2 hereto).

99.1	Press release of The Blackstone Group L.P., dated October 5, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2016	The Blackstone Group L.P.
By: Blackstone Group Management L.L.C., its general partner

	By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

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